UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 14, 2025

INTERPACE BIOSCIENCES, INC.

(Exact name of Registrant as specified in its charter)

delaware	0-24249	22-2919486
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Waterview Plaza, Suite 310

2001 Route 46,

Parsippany, NJ 07054

(Address, including zip code, of Principal Executive Offices)

(855) 776-6419

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On January 17, 2025, Interpace Biosciences, Inc. (the “Company”) and its subsidiaries entered into the Fourth Amendment (the “Fourth Amendment”) to the Loan and Security Agreement with BroadOak Fund V, L.P. (“BroadOak”) dated May 5, 2022 (the “Credit Agreement”), pursuant to which, among other things, the Company and BroadOak agreed to: (i) the payment by the Company commencing on February 1, 2025 and continuing until and including June 1, 2025 of $500,000 of principal together with unpaid and accrued interest owed pursuant to the Credit Agreement on the first day of each month, (ii) commending on July 1, 2025 and continuing until and including December 1, 2025, the payment by the Company of accrued and unpaid interest owed pursuant to the Credit Agreement on the first day of each month, (iii) the payment by the Company on December 31, 2025 of all remaining outstanding principal and accrued and unpaid interest owed pursuant to the Credit Agreement, and (iv) the payment by the Company on January 17, 2025 of an amount equal to 1% of the then outstanding amount of the Term Loan Advance under the Credit Agreement.

The foregoing description of the Fourth Amendment is qualified in its entirety by reference to the full text of such agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference in its entirety.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 2.05 Costs Associated with Exit or Disposal Activities.

On January 14, 2025, the Board of Directors of the Company approved a restructuring plan (the “Restructuring Plan”) and cost-savings to reduce operating costs and better align its workforce with the loss of PancraGEN® coverage by Centers for Medicare & Medicaid Services (“CMS”), which was previously announced on January 9, 2025. The Company expects the implementation of the Restructuring Plan to be substantially completed by the end of the second quarter of 2025.

Under the Restructuring Plan, the Company is reducing its workforce and impacted employees will be eligible to receive severance benefits. The Company expects to incur severance costs in the range of $0.8 million to $1.0 million which will be recorded primarily in the first quarter of 2025. The substantial majority of the severance payments are expected to be made by the end of the second quarter of 2025.

The Company expects that the loss of PancraGEN® and related restructuring activities will reduce its annual cost of revenue and operating expenses by approximately $12.5 million to $14.5 million which is expected to substantially offset the expected loss of approximately one-third of its revenues. The cost that the Company expects to incur in connection with the Restructuring Plan is subject to several assumptions, and actual results may differ materially. The Company may also incur additional costs not currently contemplated due to events that may occur as a result of, or that are associated with, the Restructuring Plan.

The following exhibits are being filed herewith:

Exhibit No.	Description
10.1	Fourth Amendment to Loan and Security Agreement with BroadOak Fund V, L.P. dated January 17, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Interpace Biosciences, Inc.

By:	/s/ Thomas W. Burnell
Name:	Thomas W. Burnell
Title:	President and Chief Executive Officer

Date: January 21, 2025